Exhibit 2.2

LIQUIDATING TRUST AGREEMENT

This Trust Agreement (the “Trust Agreement”), dated as of July 1, 2002, by and among AremisSoft Corporation (the “Debtor”) and the Lead Class Counsel (as defined below), on behalf of the Class Members (as defined in the Plan) (together with the Debtor, the “Settlors”), as Settlors, Joseph P. La Sala and Fred S. Zeidman, as Trustees (the “Individual Trustees”), and Wells Fargo Delaware Trust Company, as initial statutory co-trustee (the “Statutory Co-Trustee”) pursuant to Section 4.5 hereof, is executed to implement that portion of the Plan of Reorganization of AremisSoft Corporation (as amended, modified or supplemented, the “Plan”) that provides for the establishment of the Trust (as defined below) created by this Trust Agreement and the retention and preservation of the Trust Assets (as defined below) by the Individual Trustees, as successors to, and representatives of, the Debtor’s bankruptcy estate in accordance with Sections 1123(b)(3)(B) and 1145(a)(1) of the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as amended (the “Bankruptcy Code”), all for the benefit of the Class Members.  The Trust is organized for the primary purpose of liquidating the Trust Assets with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Trust, including without limitation (i) holding and preserving the value of the Trust Assets for distribution, (ii) litigating Trust Claims (as defined below), and (iii) making distribution of Trust Recoveries (as defined below).  The Individual Trustees’ activities, powers and duties are those determined to be reasonably necessary to, and consistent with, accomplishment of these purposes.(1)

WHEREAS, in materials filed with the United States Securities and Exchange Commission, AremisSoft Corporation has admitted (i) financial and accounting irregularities relating to revenue recognition; (ii) that it is unable to substantiate approximately $90,000,000.00 in revenues previously reported in its public filings with the United States Securities and Exchange Commission; and (iii) that certain acquisitions were recorded on the books of AremisSoft Corporation at values AremisSoft Corporation is unable to substantiate; and

WHEREAS, AremisSoft Corporation has admitted in materials filed with the Securities and Exchange Commission that vital financial information is missing and unavailable; and

WHEREAS, Roys Poyiadjis (“Poyiadjis”) and Lycourgos Kyprianou (“Kyprianou”) were executive officers and control persons of AremisSoft Corporation during the period of the admitted financial and accounting irregularities; and

WHEREAS, the Class Members and the Securities and Exchange Commission have brought actions against AremisSoft Corporation, Poyiadjis and Kyprianou (the “Class Action Securities Suit” and the “SEC Action”, respectively) alleging, among other things, that:

(1)                                  All capitalized terms not otherwise defined are defined in Article II.

•                                          AremisSoft Corporation falsified its books and records and otherwise fraudulently overstated the value of certain of its contracts, revenues and acquisitions as part of a deliberate scheme to artificially inflate the price of the Company’s common stock in violation, among other things, of the United States Securities Act of 1933, the United States Securities Exchange Act of 1934 and Rule 10b-5 thereunder; and

•                                          many of the books and records of AremisSoft Corporation relating to the period of the reporting fraud are non-existent or have been removed or destroyed and certain former executives of AremisSoft Corporation with knowledge of the reporting fraud cannot be found; and

•                                          Poyiadjis and Kyprianou knew of the fraudulent misstatements, thus aiding and abetting the fraudulent conduct of AremisSoft Corporation; and

•                                          Poyiadjis and Kyprianou received more than $175 million in proceeds from the sale of millions of shares of equity securities of AremisSoft Corporation during the period of the reporting fraud, in sales that defrauded their counterparties in the public markets in violation, among other things, of United States laws prohibiting trading on the basis of non-public, “inside” information; and

•                                          knowing that lawsuits had been commenced with respect to the reporting fraud at AremisSoft Corporation, Poyiadjis and Kyprianou transferred the proceeds of their illegal sales of AremisSoft Corporation securities in an attempt to hide the proceeds and put them beyond the reach of creditors; and

•                                          Poyiadjis sold millions of shares of AremisSoft Corporation securities through entities that acted as his alter egos or that he otherwise controlled, directed or nominated, including without limitation Onyx Capital, Inc., a British Virgin Islands company; Prime Growth, Inc., a British Virgin Islands company; Drax Trading, Ltd., a British Virgin Islands company; Olympus Capital Investment, Inc., a British Virgin Islands company; The Atlas Trust, an Isle of Man trust; Oracle Capital, Inc., a British Virgin Islands company; The Trident Trust, an Isle of Man trust; and Baines International Limited; and

•                                          Kyprianou sold millions of shares of AremisSoft securities through entities that acted as his alter egos or that he otherwise controlled, directed or nominated, including without limitation LK Global (Holdings) NV, a Netherlands corporation; Aremis Holdings, Ltd., a British Virgin Islands company; Aremis Technology Ventures, Ltd., a British Virgin Islands company; Sincock Holdings Corporation, a British Virgin Islands company; Lomond Finance, Inc., a British Virgin Islands company; Inlay Group, Inc., a British Virgin Islands company; and Quantum Group Management Ltd., a British Virgin Islands company; and

•                                          approximately $76 million of Poyiadjis’s stock proceeds were routed through Bordier et Cie, Dominick Co. AG Privatbank, UBS AG (Zurich) and Hentsch Henchoz et Cie (Lausanne) (each a Swiss bank) and Brown Brothers Harriman & Co. (a U.S. broker-dealer), and ultimately deposited in Isle of Man Bank and Fleming Isle of Man Limited; and

•                                          Kyprianou’s known stock proceeds total approximately $102,050,000, a portion of which was deposited in the same Brown Brothers Harriman & Company and Bordier et Cie accounts utilized by Poyiadjis; and

•                                          Poyiadjis and Kyprianou utilized a number of agents to transfer their stock proceeds, including without limitation Egmont International Associates, Inc., Edifica S.A., Peter Grut, John Trevor Roche Baines, Roger Andre Meyer and Scott E. Bartel; and

WHEREAS, In June, 2002, a federal grand jury in the Southern District of New York indicted Kyprianou, Poyiadjis and M. C. Mathews, another director and executive officer of AremisSoft, for conspiracy to commit securities fraud, mail fraud and wire fraud; securities fraud: fraud on the market; securities fraud: insider trading; conspiracy to commit money laundering and money laundering; and

WHEREAS, it is the public policy of the United States of America to assist victims of fraud in the recovery of misappropriated assets; and

WHEREAS, the Attorney General of the Isle of Man has obtained an order freezing approximately $178 million in accounts maintained at the Fleming Bank for the benefit of Poyiadjis; and

WHEREAS, On July 1, 2002, the Court approved the entry by AremisSoft Corporation into a Consent and Undertakings in the SEC Action, pursuant to which, without admitting or denying the allegations in the SEC Action, it will consent to the entry of a Final Judgment of Permanent Injunction and Other Relief enjoining AremisSoft Corporation and its subsidiaries and successor entities from future violations of the United States securities laws; and

WHEREAS, AremisSoft Corporation has participated in and is a party to the voluntary settlement of the Class Action Securities Suit providing among other things for the filing by AremisSoft Corporation of a voluntary petition in bankruptcy under the Bankruptcy Code and the dismissal of the Class Action Securities Suit against AremisSoft Corporation only (the “Class Action Settlement”); and

WHEREAS, on July 1, 2002, the United States District Court for the District of New Jersey entered an order and final judgement in the Class Action Securities Suit approving Class Action Settlement; and

WHEREAS, on March 22, 2002, AremisSoft Corporation filed a voluntary petition for protection from creditors under Chapter 11 of the United States Bankruptcy Code (In re AremisSoft Corporation, Case No. 02-32621) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”); and

WHEREAS, in accordance with the due process requirements of the United States Constitution, the United States Bankruptcy Code provides procedures to ensure that each party in interest has notice and an opportunity to appear and be heard with respect to all motions, hearings and applications which may affect the property rights of such party; and

WHEREAS, the United States District Court for the District of New Jersey has determined pursuant to a duly-noticed hearing held on May 6, 2002 that the disclosure statement describing the Plan contains adequate information to inform parties in interest of the legal effect of the Plan on their respective rights; and

WHEREAS, on July 1, 2002, the United States District Court for the District of New Jersey ordered the confirmation of the Plan, providing, among other things, for the establishment of a trust which will hold and prosecute the AremisSoft Causes of Action and the Class Claims; and

WHEREAS, pursuant to the Plan, the Individual Trustees also shall act as the representatives of the Debtor’s bankruptcy estate to liquidate the Proceed Assets and remit the proceeds thereof to the Trust for the benefit of, the Class Members; and

WHEREAS, the Plan contemplates, among other things, the distribution by the Trust to the Class Members of the net proceeds from (i) the AremisSoft Causes of Action and the Class Claims and (ii) the liquidation of the Proceed Assets (in each case after payment of Trust Expenses and the SoftBrands Obligation), all as described in greater detail in the Plan and this Trust Agreement; and

WHEREAS, under the terms of the Plan and the order of the District Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code (the “Confirmation Order”), effective as of the Effective Date, the Settlors shall be deemed to have granted, transferred, conveyed, and delivered to the Individual Trustees, on behalf of, and for the benefit of, the Class Members, control of, and all the rights, title and interests in and to, the Trust Assets; and

WHEREAS, the United States District Court for the District of New Jersey has requested the courts of other jurisdictions, including without limitation the Isle of Man, Cyprus, Monaco, Switzerland and any other jurisdiction to which proceeds of sales by Poyiadjis and Kyprianou may have been transferred, (i) to recognize the Individual Trustees as the representatives of the Class Members and the Debtor’s bankruptcy estate and (ii) to grant comity to and to enforce fully the terms and provisions of this Trust and the Confirmation Order; and

WHEREAS, appointment of each Individual Trustee has been approved by the United States District Court for the District of New Jersey and each Individual Trustee has been authorized and directed to exercise the powers, and rely upon the protections, set forth in this Trust Agreement; and

WHEREAS, on the Effective Date, the Trust shall be formed as a Delaware common law trust upon the terms and conditions set forth in this Trust Agreement; and

WHEREAS, the parties hereto desire to have the Trust converted from a Delaware common law trust to a Delaware statutory trust and simultaneously therewith to have all interests in the Delaware common law trust formed hereby converted into beneficial interests in the Delaware statutory trust in accordance with Section 3820 of the Delaware Statutory Trust Act (collectively, the “Conversion”); and

WHEREAS, the Individual Trustees have approved the Conversion and, by their execution of this Trust Agreement and the execution and filing of a Certificate of Conversion and Certificate of Trust (the “Conversion Documents”) with respect to the Trust with the Secretary of State of the State of Delaware as required by Section 3820 of the Delaware Statutory Trust Act, the Individual Trustees desire to memorialize their approval of the Conversion; and

WHEREAS, each of the parties hereto desire that this Trust Agreement continue to be the governing instrument of the Trust following the Conversion;

NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

Establishment of Trust

Section 1.1                                   Creation and Name.  Pursuant to the order of the District Court, there is hereby created a trust which shall be known as the “AremisSoft Liquidating Trust” (the “Trust”), which is the Trust created by the Plan and the Individual Trustees of which also shall serve as the legal representatives of the Debtor’s bankruptcy estate for the purpose of liquidating the Proceed Assets (in such capacity, the “Legal Representatives”).

Section 1.2                                   Declaration of Trust.  In order to declare the terms and conditions hereof, and in consideration of the confirmation of the Plan under the Bankruptcy Code, the Settlors and the Individual Trustees have executed this Trust Agreement and, effective on the Effective Date of the Plan:  (a)(i) the Debtor hereby irrevocably transfers to the Individual Trustees, and to their successors and assigns, all the right, title and interests of the Debtor in and to the AremisSoft Causes of Action; and (ii) in the event that any court of competent jurisdiction, after Final Order, should find the assignment of one or more of the AremisSoft Causes of Action to the Trust to be invalid, void or of any infirmity, then in such event and by operation of law pursuant to the Confirmation Order entered prior hereto, the transfer shall be deemed void ab initio, and in its place, nunc pro tunc, the proceeds of such AremisSoft Causes of Action shall be transferred by operation of law to the Trust and the Individual Trustees likewise by operation of law shall be the lawful representatives of the post-confirmation Debtor for prosecution and liquidation of such AremisSoft Causes of Action; and (b)(i) the Lead Class Counsel, on behalf of the Class Members, hereby irrevocably transfers to the Individual Trustees, and to their successors and assigns, all the right, title and interests of the Class Members in and to the Class Claims; and (ii) in the event that any court of competent jurisdiction, after Final Order, should find the assignment of one or more of the Class Claims to the Trust to be invalid, void or of any infirmity, then in such event and by operation of law pursuant to the Confirmation Order entered prior hereto, the transfer shall be deemed void ab initio and in its place, nunc pro tunc, the proceeds of such Class Claims shall be transferred to the Trust and the Individual Trustees shall likewise be the lawful representatives of the Lead Class Counsel for prosecution and liquidation of such

Class Claims; in each case to have and to hold unto the Individual Trustees and their successors and assigns forever, in trust nevertheless, under and subject to the terms and conditions set forth in this Trust Agreement and in the Plan for the benefit of the Class Members and their successors and assigns as provided for in this Trust Agreement and in the Plan.  The Individual Trustees shall hold the AremisSoft Causes of Action and Class Claims as separate and distinct property.  In no event shall any AremisSoft Causes of Action be merged with any Class Claim, and nothing in this Trust Agreement shall be deemed to cause any such merger to occur.  The use and distribution of Trust Recoveries shall be made in accordance with this Trust Agreement and the Plan.

Section 1.3                                   Purpose of Trust.  The Trust is organized for the primary purpose of litigating the Trust Claims, distributing the proceeds of the Trust Claims and the Proceed Assets to the Class Members and liquidating its assets for the benefit of the Class Members, all in accordance with Treasury Regulation Section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business except to the extent reasonably necessary to, and consistent with, the liquidating purpose of the Trust.  In furtherance of this purpose, the Individual Trustees shall be responsible for pursuing, litigating, settling or waiving all Trust Claims, including, without limitation, any counterclaims and defenses, and to be the representatives of all the Class Members in all litigation relating to Trust Claims, and to perform all obligations specified for the Individual Trustees.  In furtherance and not in limitation of the foregoing, the Individual Trustees may pursue claims against persons and seek the recovery of assets, including but not limited to proceeds of insider sales of the Debtor’s stock, in jurisdictions outside of the United States, including but not limited to the Isle of Man, Cyprus, Monaco and Switzerland.  The Individual Trustees shall have authority and standing to bring and prosecute the Trust Claims in such foreign jurisdictions.  The Individual Trustees also shall have authority and standing to seek recognition and comity under the laws of foreign jurisdictions, such as the Foreign Trusts Recognition Act under Manx law, and other similar laws, that recognize the standing of foreign trusts to bring actions, and to proceed under such laws.  By confirming the Plan and approving this Trust Agreement, the District Court recognizes and approves such authority and standing.  In the event of any inconsistency between the recitation of the duties and powers of the Individual Trustees as set forth in this Trust Agreement and the Plan, the provisions of this Trust Agreement shall govern.  The Trust is intended to qualify as a “grantor trust” for federal income tax purposes with the Class Members treated as the grantors and owners of the Trust, but with no power to revoke or terminate the Trust other than as set forth in Article VII hereof.

Section 1.4                                   Acceptance.  The Individual Trustees and the Statutory Co-Trustee each accepts the trust imposed on it by this Trust Agreement and agrees to observe and perform that trust, on and subject to the protections provided, and the terms and conditions set forth in this Trust Agreement.  In connection with and in furtherance of the purposes of the Trust, the Individual Trustees hereby expressly accept the transfer of the Trust Assets, subject to the provisions of the Confirmation Order.

Section 1.5                                   Trust Interests.  Interests in the Trust shall not be represented by certificates and shall not be transferable by Class Members except by operation of law.

Section 1.6                                   Authority of Individual Trustees and Lead Class Counsel.  Except as expressly set forth herein, the Individual Trustees shall have the full power and authority permitted to a trustee under the Delaware Statutory Trust Act and Class Counsel shall have the full power and authority provided by the Private Securities Litigation Reform Act of 1995; provided, however, that the Individual Trustees shall not compromise or settle any Class Claim except with the concurrence of Lead Class Counsel or, if the Individual Trustees and Lead Class Counsel are unable to concur, the approval of the District Court.

ARTICLE II

Definitions

The capitalized terms used but not defined in this Trust Agreement shall have the meanings given to them in the Plan.  Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender.

Section 2.1                                   “AremisSoft Causes of Action” means all rights, claims, torts, liens, liabilities, obligations, actions, causes of action, Bankruptcy Causes of Action, avoiding powers, proceedings, debts, contracts, judgments, offsets, damages and demands whatsoever in law or in equity, whether known or unknown, contingent or otherwise, that the Debtor or the estate of the Debtor (as defined under Section 541 of the Bankruptcy Code on the date on which the Debtor filed its petition for relief commencing the Chapter 11 Case) may have against any Person (as defined in Section 101(41) of the Bankruptcy Code), which are being transferred to the Trust pursuant to Bankruptcy Code Section 1123(b)(3)(B).  AremisSoft Causes of Action are independent of, and shall be distinguished from, the Class Claims described in Section 2.6 hereof.

Section 2.2                                   “Bankruptcy Causes of Action” means all claims, claims for relief, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, third-party claims, counterclaims, and crossclaims (including, but not limited to, all claims and any avoidance, recovery, subordination or other actions against insiders and/or any other Entities under the Bankruptcy Code, including Sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551 and 553 of the Bankruptcy Code or otherwise) of the Debtor, and/or the debtor in possession with respect to which AremisSoft Corporation has rights against any Entity, based in law, admiralty or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the Effective Date, a detailed delineation of which are set forth in the in the Plan and Disclosure Statement.

Section 2.3                                   “Bankruptcy Code” means Sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code, as amended from time to time, to the extent such amendments are by their terms applicable to the Chapter 11 Case.

Section 2.4                                   “Chapter 11 Case” means the case under Chapter 11 of the Bankruptcy Code, commenced by the Debtor in the District Court.

Section 2.5                                   “Claim” means a claim (as defined in Section 101(5) of the Bankruptcy Code) against the Debtor, including, but not limited to: (a) any right to payment from the Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 2.6                                   “Class Claims” means any rights, claims and causes of action of the Class Members relating to the Debtor, including but not limited to Claims against the Debtor, claims or rights against any Subordinated Entity (as defined in the Plan), any party acting in concert therewith, whether known or unknown, or any defendant in any pending proceeding against any Entity arising from the same, similar or related operative facts as the Class Action Securities Suit, or the Derivative Suit, whether known or unknown, asserted or not yet asserted.  Class Claims are independent of, and shall be distinguished from, the AremisSoft Causes of Action described in Section 2.1 hereof.

Section 2.7                                   “Class Counsel” means each of Schiffrin & Barroway, LLP; Milberg Weiss Bershad Hynes & Lerach LLP; Berger & Montague, P.C.; and Lite DePalma Greenberg & Rivas, LLC and such additional or substituted firms as the District Court from time to time may direct; provided, however, that any of the Class Counsel may be removed only by the District Court and only for good cause shown on motion by the Individual Trustees.

Section 2.8                                   “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

Section 2.9                                   “Derivative Suit” means the shareholders’ derivative suit filed by David Weir, a holder of the Debtor’s common stock, against certain of the Debtor’s directors and former directors in the District Court on August 10, 2001 (Civil Action No. 01-CV-3819).

Section 2.10                            “District Court” means the United States District Court for the District of New Jersey and, to the extent of any reference made pursuant to Section 157 of title 28 of the United States Code or the General Order of such District Court pursuant to Section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

Section 2.11                            “Effective Date” means the effective date of the Plan.

Section 2.12                            “Entity” means an entity as defined in Section 101(15) of the Bankruptcy Code.

Section 2.13                            “Equity Committee’’ means the official committee of equity holders of AremisSoft Corporation appointed by the United States trustee in accordance with Section 1102 of the Bankruptcy Code.

Section 2.14                            “Holder’’ means a Person or Entity which holds a Claim.

Section 2.15                            “Individual Trustees” means Joseph P. La Sala and Fred S. Zeidman, the individual trustees under the Trust, or any successor to such persons, as approved by the District Court, and includes the Individual Trustees when serving as Legal Representatives under the Plan.

Section 2.16                            “Lead Class Counsel” means Schiffrin & Barroway, LLP.

Section 2.17                            “Net Trust Recoveries” means the amount by which the aggregate amount of Trust Recoveries exceeds the aggregate amount of Trust Expenses and Reserves.

Section 2.18                            “Petition Date” means the date on which the Debtor filed its petition for relief commencing the Chapter 11 Case.

Section 2.19                            “Proceed Assets” means those assets of the Debtor’s bankruptcy estate designated by the Class Representatives which are set forth on Exhibit F to the Plan, (i) which the Legal Representatives shall be responsible to administer and liquidate and (ii) the net proceeds of which shall be irrevocably channeled and assigned to the Trust.

Section 2.20                            “Reserves” means a reserve or reserves set aside by the Individual Trustees from time to time in their reasonable discretion based upon information available to the Individual Trustees at any such time (which may be exercised without regard to any tax consequences to the Holders) to provide funding for Trust Expenses incurred or anticipated to be incurred, to maintain the value of or otherwise preserve or protect Trust Assets, or as otherwise desirable to fulfill the duties of the Individual Trustees hereunder.

Section 2.21                            “SoftBrands” means SoftBrands, Inc., a Delaware corporation.

Section 2.22                            “SoftBrands Obligation” means the obligation of the Trust to pay 10% of Net Trust Recoveries to SoftBrands pursuant to the Plan.

Section 2.23                            “Trust” means the trust established under this Trust Agreement and the Plan.

Section 2.24                            “Trust Assets” means the AremisSoft Causes of Action and the proceeds of Proceed Assets irrevocably transferred to the Trust pursuant to the Plan and Section 1123(b)(3)(B) of the Bankruptcy Code and (b) the Class Claims to be transferred to the Trust pursuant to the Class-Action Settlement.

Section 2.25                            “Trust Claims” means (a) the AremisSoft Causes of Action transferred to the Trust from the Debtor’s bankruptcy estate and (b) the Class Claims.

Section 2.26                            “Trust Expenses” means all reasonable costs, expenses and fees incurred by the Individual Trustees in the administration of their duties or as contemplated pursuant to this Trust Agreement, including without limitation the fees and expenses of the Individual Trustees, insurance and bonding expenses, court-awarded contingency fees to Class Counsel in accordance with Schedule A attached hereto, post-confirmation fees and reasonable expenses of counsel to the Equity Committee, and the fees and reasonable expenses of attorneys and professionals (other than Class Counsel) from time to time engaged by the Individual Trustees.

Section 2.27                            “Trust Recoveries” means any and all proceeds received by the Trust from (a) the prosecution to, and collection of, a final judgment of a Trust Claim, or (b) the settlement or other compromise of a Trust Claim.  “Trust Recoveries” also shall include any net income of the Trust and any net proceeds from the sale of Trust Assets.

ARTICLE III

Trust Claims

Section 3.1                                   Liquidation of Trust Claims.

(a)                                  The Individual Trustees shall cause the Class Counsel to take such steps as the Individual Trustees, after consultation with the Class Counsel, deem necessary or advisable to investigate, pursue, litigate, settle and/or compromise the Trust Claims, to reduce the Trust Claims to cash proceeds and to make distributions of the cash proceeds as required under this Trust Agreement.

(b)                                 Subject to the provisions of Section 1.6, the Individual Trustees, after consultation with Class Counsel, may transfer, sell, dispose of, settle or otherwise compromise the Trust Claims without obtaining prior approval of the District Court; provided, however, that the Individual Trustees may seek court approval of any such action if the Individual Trustees, in their sole discretion, deem such approval desirable.

Section 3.2                                   Intervention.  On the Effective Date, and without having to obtain any further order of the District Court, the Individual Trustees shall be deemed to have intervened as plaintiff, movant or additional party, as appropriate, in any claims or causes of action, including the Class Claims pending in the District Court, any adversary proceedings, contested matters, avoidance actions or motions which were filed prior to the Effective Date, where the subject matter of such action involves a Trust Claim or any other claim to the extent such claim affects the Trust Assets.  On the Effective Date, the Individual Trustees shall be substituted automatically for any foreign representative appointed by the District Court prior to such date.

Section 3.3                                   Trust Recoveries Distribution and Reserve.

(a)                                  Distributions of Trust Recoveries.  Trust Recoveries shall be paid:  (i) first, to the Individual Trustees and the Statutory Co-Trustee to the extent they are entitled to compensation hereunder and for reasonable and necessary out of pocket expenses incurred by them in fulfilling the obligations set forth in the Plan and this Trust Agreement; (ii) second, for other Trust Expenses; and (iii) third, to fund any Reserve.

(b)                                 Distributions of Net Trust Recoveries.  The Individual Trustees shall distribute Net Trust Recoveries as follows:  (i) first, to repay amounts, if any, borrowed by the Individual Trustees in accordance with this Trust Agreement; and (ii) second, subject to the last sentence of this Section 3.3(b), to pay to SoftBrands the amount of the SoftBrands Obligation and to distribute to the Class Members the remainder of the Net Trust Recoveries, as required by the Plan and this Trust Agreement.  All distributions to Class Members shall be made pro rata in accordance with the plan of allocation with respect to the Trust, as approved by the Court in the Class Action Securities Suit.  To the extent that the Trust pays any D&O Defense and Indemnity Costs prior to the final payment of the SoftBrands Obligation, the Individual Trustees shall deduct from any payment of the SoftBrands Obligation an amount equal to any unreimbursed D&O Defense and Indemnity Cost so paid by the Trust.

(c)                                  Time of Payments and Distributions.  Payment of the SoftBrands Obligation and distributions to the Class Members by the Individual Trustees of Net Trust Recoveries shall be made promptly following the receipt of any Trust Recoveries (and in any event no less frequently than semi-annually).  The Individual Trustees may withhold from cash distributable to any Entity any amount, determined in the Individual Trustees’ reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement.

Section 3.4                                   Undeliverable Distributions.

(a)                                  If any Class Member’s distribution is returned to the Individual Trustees as undeliverable, no further distributions to such Class Member shall be made unless and until the Individual Trustees are notified of such Class Member’s then-current address, at which time all missed distributions shall be made to such Class Member without interest.  The Individual Trustees shall notify Class Counsel of any such returned distributions and shall be entitled to rely upon the efforts of The Garden City Group, Inc. or other claims administrator engaged by Class Counsel or the Individual Trustees to locate such Class Member.

(b)                                 All claims for undeliverable distributions shall be made within six months of the date on which the distribution is returned to the Individual Trustees as non-deliverable.  After that date, all unclaimed property relating to distributions to be made to Class Members shall revert to the Trust for the benefit of the other Class Members.  Upon such reversion, the claim of any Class Member or successor to such Class Member with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

ARTICLE IV

General Powers, Rights and Obligations of the Individual Trustees

Section 4.1                                   Appointment of Individual Trustees.  The Persons designated as Individual Trustees shall become the Individual Trustees on the Effective Date.

Section 4.2                                   Legal Title.  The Individual Trustees shall hold legal title to all Trust Assets except that the Individual Trustees may cause legal title or evidence of title to any of the Trust Assets to be held by any nominee or person, on such terms, in such manner and with such power as the Individual Trustees may determine advisable.

Section 4.3                                   General Powers.

(a)                                  Except as otherwise provided in this Trust Agreement, and subject to the retained jurisdiction of the District Court as provided for in the Plan, but without prior or further authorization from the District Court, the Individual Trustees may control and exercise authority over the Trust Assets, over the acquisition, management and disposition thereof and over the management and conduct of the business of the Trust to the same extent as if the Individual Trustees were the sole owners of the Trust Assets in their own right.  The Confirmation Order shall be conclusive evidence of the authority of the Individual Trustees hereunder, and no person dealing with the Trust shall be obligated to inquire into the Individual Trustees’ authority in connection with the acquisition, management or disposition of Trust Assets.  Except as otherwise provided in this Trust Agreement, the Individual Trustees must act jointly and unanimously with respect to any exercise of power hereunder.

(b)                                 In connection with the management and use of the Trust Assets, the Individual Trustees, except as otherwise expressly limited in this Trust Agreement, shall have, in addition to any powers conferred on them by any other provision of this Trust Agreement, the power to take any and all actions as are necessary or advisable to effectuate the purposes of the Trust, including, without limitation, the power and authority:

(i)                                     to accept the assets transferred and provided to the Trust under this Trust Agreement;

(ii)                                  to abandon or decline to pursue any Trust Claims;

(iii)                               to distribute the proceeds from the liquidation of the Trust Claims and the amounts received by the Trust in respect of the Proceed Assets in accordance with the terms of this Trust Agreement and the Plan;

(iv)                              to sell, convey, transfer, assign, liquidate, collect, settle, waive or abandon Trust Claims, or any part thereof or any interest therein, on such terms and for such consideration as the Individual Trustees deem desirable or appropriate;

(v)                                 after Consultation with Class Counsel with regard to Trust Claims, to prosecute all suits, actions, claims or proceedings as may be necessary, appropriate or incident to the purposes of the Trust, including, without limitation, the Trust Claims, any suits, actions, claims or proceedings relating to fraudulent transfer, and other claims available under the Bankruptcy Code, for the protection of Trust Assets or otherwise; and to pursue, litigate, settle or waive all Trust Claims, including, without limitation, any counterclaims and defenses, and to act as the representative of all the Class Members in all litigation relating to Trust Claims.  In furtherance and not in limitation of the foregoing, the Individual Trustees may pursue claims against persons and seek the recovery of assets, including but not limited to proceeds of insider sales of the Debtor’s stock, in jurisdictions outside of the United States, including but not limited to the Isle of Man, Cyprus, Monaco and Switzerland. The Individual Trustees shall have authority and standing to bring and prosecute the Trust Claims in such foreign jurisdictions. The Individual Trustees also shall have authority and standing to seek recognition and comity under the laws of foreign jurisdictions, such as the Foreign Trusts Recognition Act under Manx law, and other similar laws, that recognize the standing of foreign trusts to bring actions, and to proceed under such laws;

(vi)                              to make application to the District Court and to seek such orders or relief as is necessary to carry out the purposes of the Trust, to resolve any question concerning the powers or duties of the Individual Trustees hereunder, to determine the value of the AremisSoft Causes of Action pursuant to Section 4.14 of this Trust Agreement or otherwise, to add or substitute Class Counsel (subject always to the proviso set forth in Section 2.7) or to establish standing or to seek additional powers or authority needed to pursue Trust Claims and to bring and prosecute actions and claims in foreign jurisdictions, whether by amendment of this Trust Agreement or otherwise;

(vii)                           to endorse the payment of notes or other obligations of any person or to make contracts with respect thereto;

(viii)                        to engage in all acts that would be customary or would be in the ordinary course of business of a trustee under a trust of this type;

(ix)                                to remove all or any of the Trust Assets or the situs of administration of the Trust from one jurisdiction to another jurisdiction at any time or from time to time;

(x)                                   in connection with any property under this Trust Agreement that is distributable or payable to a minor, to transfer and pay over all or any portion of the property to the minor, or to a guardian of the minor’s property, whenever appointed, without requiring ancillary guardianship, or to the minor’s parent or the person with whom the minor resides, or to any custodian under any Uniform Gifts to Minors Act or Uniform Transfer to Minor Act with power to select any person or trust company (including any fiduciary hereunder) to be such custodian and with power to extend such custodianship to age twenty-one (21) years, without any obligation to see to the use or application of the property or to make inquiry with respect to any other property available for the use of the minor, the receipt by such minor, guardian, parent, person or custodian to be a complete discharge as to such transfer or payment;

(xi)                                to borrow sums of money, at any time and from time to time, for periods of time and on terms and conditions for persons or corporations (including any fiduciary hereunder) for purposes as may be deemed advisable, and secure such loans by the pledge or hypothecation of any property held under this Trust Agreement;

(xii)                             to change the state of domicile of the Trust;

(xiii)                          to waive or assert attorney-client or other privilege on behalf of the Trust or the Debtor with respect to the Trust Assets;

(xiv)                         to establish the funds, Reserves and accounts within the Trust as deemed by the Individual Trustees, in their discretion, to be useful in carrying out the purposes of the Trust;

(xv)                            to sue and to participate, as a party or otherwise, in any judicial, administrative, arbitration or other proceeding;

(xvi)                         to engage attorneys, accountants and other professionals as set forth in Section 4.4 hereof;

(xvii)                      subject to the provisions of Section 1.6, to approve or reject all settlements of Trust Claims;

(xviii)                   in accordance with this Agreement, to indemnify (and purchase insurance indemnifying) the Individual Trustees and the employees, agents and representatives of the Trust, the Individual Trustees or the Statutory Co-Trustee, to the fullest extent that a corporation organized under the laws of the Trust’s domicile is from time to time entitled to indemnify its directors, officers, employees, agents and representatives;

(xix)                           to delegate any or all of the discretionary power and authority herein conferred at any time with respect to all or any portion of the Trust to any one or more reputable individuals or recognized institutional advisors or investment managers without liability for any action taken or omission made because of such delegation, except for such liability as is provided herein;

(xx)                              to open and maintain bank accounts in the name of the Trust;

(xxi)                           to vote any stock held by the Trust pursuant to this Agreement in person or by proxy or by consent to corporate action or otherwise in the Individual Trustees’ discretion; and

(xxii)                        to perform such other acts and undertake such other conduct as the Individual Trustees believe necessary to carry out the purposes and intent of this Trust and to perform their obligations under, or such other acts as provided in, the Plan, including without limitation taking actions to complete the Conversion.

(c)                                  The Individual Trustees shall not at any time, in their capacity as trustees on behalf of the Trust or the Class Members, enter into or engage in any trade or business, and the Individual Trustees shall not use or dispose of any part of the Trust Assets in furtherance of any trade or business.  In accordance with the Plan and the release of the D&O Released Persons pursuant to the Plan, the Individual Trustees shall not, at any time, bring any claims against any of the D&O Released Persons.

(d)                                 Anything hereinabove to the contrary notwithstanding, at any time one Individual Trustee may grant to the remaining Individual Trustee the sole authority to perform all actions and exercise all powers with respect to the Trust Assets or any matter regarding the Trust.  Such authorization must be in writing and acknowledged by the Individual Trustee granting such authority.  Any authorization granted pursuant to this paragraph shall be deemed to lapse no later than ninety (90) days after the effective date of such authorization, unless such authorization is extended by a writing signed and acknowledged by the Individual Trustee granting such extension.

Section 4.4                                   Retention of Attorneys, Accountants and Other Professionals.  The Individual Trustees may retain the following professionals (the “Individual Trustees’ Professionals”) (and shall retain Class Counsel on or promptly following the Effective Date pursuant to a mutually acceptable retention agreement and in accordance with the fees set forth on Schedule A hereto) to aid in the performance of their responsibilities pursuant to the terms of the Plan and this Trust Agreement, including, without limitation, the litigation of Trust Claims and collection and distribution of Trust Assets:

(a)                                  Class Counsel, as counsel to the Trust, to aid in the litigation of the Trust Claims, and such other counsel to perform such other functions as the Individual Trustees from time to time may deem appropriate to carry out the primary purposes of the Trust, including without limitation, tax, trust, insurance, bankruptcy and fiduciary law services.  The Individual Trustees shall compensate Class Counsel in accordance with the Class Action Settlement and the order and final judgment entered in the Class Action Securities Suit in accordance with Schedule A hereto, and may commit the Trust to and shall pay any additional law firm(s) engaged by the Individual Trustees (other than to prosecute the Trust Claims) reasonable compensation from the Trust Assets for services rendered and expenses incurred (on either an hourly or a contingency basis, or a combination of the two).  Class Counsel’s fees shall be distributed to Lead Class Counsel, and shall be allocated among Class Counsel and other firms engaged by Class Counsel in a fashion which, in the opinion of Lead Class Counsel, fairly compensates Class Counsel and such other firms for their respective contributions in the prosecution of the Trust Claims.

(b)                                 An independent public accounting firm to audit the financial books and records of the Trust and to perform such other reviews and audits, and prepare such other records, tax filings and tax returns, as are advisable to carry out the primary purposes of the Trust.  The Individual Trustees may commit the Trust to and shall pay such accounting firm reasonable compensation from the Trust Assets for services rendered and expenses incurred.

(c)                                  After consultation with Class Counsel on engagements related to the prosecution of the Trust Claims, such additional experts, advisors, consultants, investigators, appraisers, auctioneers or other professionals as are advisable to carry out the purposes of the Trust.  The Individual Trustees may commit the Trust to and shall pay all such persons or entities reasonable compensation from the Trust Assets for services rendered and expenses incurred.

(d)                                 The Individual Trustees shall engage the Individual Trustees’ Professionals pursuant to one or more engagement letters setting out the terms of such engagements.  In the case of Class Counsel, the engagement letters shall provide, inter alia, that Class Counsel shall pay such funds as are reasonably necessary for litigation expenses and from time to time shall advance to the Trust such amounts as are reasonably necessary for Trust Expenses incurred or to be incurred by the Individual Trustees in fulfilling their responsibilities hereunder.

Section 4.5                                   Co-Trustees or Separate Trustees.

(a)                                  In order to (and only to the extent necessary to) meet any legal requirements of any jurisdiction in which any of the Trust Assets may from time to time be located, the Individual Trustees shall have the power to appoint one or more individuals, corporations or other entities either to act as co-trustee jointly with the Individual Trustees of all or any part of the Trust Assets or to act as separate trustee of all or any part of the Trust Assets and to vest in such person or persons, in such capacity, such title to the Trust Assets or any part thereof, and such rights, powers, duties, trusts or obligations, as may be necessary for the Individual Trustees to perform their duties under this Trust Agreement, subject to the remaining provisions of this Section 4.5.  Wells Fargo Delaware Trust Company is designated as the initial Statutory Co-Trustee pursuant to this Section.

(b)                                 Unless otherwise provided in the instrument appointing such co-trustee or separate trustee, every co-trustee or separate trustee shall, to the extent permitted by law, be appointed subject to the following terms:

(i)                                     All rights, powers, trusts, duties and obligations conferred or imposed by this Trust Agreement on the Individual Trustees in respect of the custody, control or management of monies, papers, securities and other personal property shall be exercised solely by the Individual Trustees;

(ii)                                  All rights, powers, trusts, duties and obligations conferred or imposed by this Trust Agreement on the Individual Trustees shall be conferred or imposed on and exercised or performed by the Individual Trustees, or by the Individual Trustees and such co-trustee or separate trustee jointly, except when, under the law of any jurisdiction in which any particular act or acts are to be performed, the Individual Trustees shall be incompetent or unqualified to perform such act or acts, in which event, subject to clause (iv), such act or acts as shall be performed by such co-trustee or separate trustee;

(iii)                               Any request in writing by the Individual Trustees to any co-trustee or separate trustee to take or to refrain from taking any action hereunder shall be sufficient warrant for the taking, or the refraining from taking, of such action by such co-trustee or separate trustee;

(iv)                              Any co-trustee or separate trustee to the extent permitted by law shall delegate to the Individual Trustees the exercise of any right, power, trust, duty or obligation, discretionary or otherwise;

(v)                                 The Individual Trustees, at any time, by an instrument in writing, may accept the resignation of or remove (with or without cause) any co-trustee or separate trustee appointed under this Section.  A successor to any co-trustee or separate trustee so resigned or removed may be appointed in the manner provided in this Section;

(vi)                              Neither the Individual Trustees nor any co-trustee or separate trustee appointed hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder selected with reasonable care;

(vii)                           Any demand, request, direction, appointment, removal, notice, consent, waiver or other action in writing delivered to the Individual Trustees shall be deemed to have been delivered to each such-co-trustee or separate trustee;

(viii)                        Any moneys, papers, securities or other items of personal property received by any such co-trustee or separate trustee hereunder shall forthwith, so far as may be permitted by law, be turned over to the Individual Trustees to be held pursuant to the terms hereof; and

(ix)                                Wells Fargo Delaware Trust Company is hereby designated and appointed as the Statutory Co-Trustee solely to comply with Section 3807 of the Delaware Statutory Trust Act and the Statutory Co-Trustee shall have no duties or responsibilities under Article IV of this Trust Agreement or otherwise, other than to maintain such offices and to execute such certificates as are required to be executed by all trustees and to take such other actions as are required under the applicable statute authorizing such statutory trust.

(c)                                  Upon the acceptance in writing of such appointment by any such co-trustee or separate trustee, such person shall be vested with the Trust’s right, title and interest in the Trust Assets, or portion thereof and with such rights, powers, duties, trusts or obligations, jointly or separately with the Individual Trustees, all as shall be specified in the instrument of appointment, subject to all the terms of this Trust Agreement.  Every such acceptance shall be filed with the Individual Trustees.

(d)                                 In case any co-trustee or separate trustee shall die, become incapable of acting, resign or be removed, the estate, right, title and interest in the Trust Assets and all rights, powers, trusts, duties and obligations of the co-trustee or separate trustee shall, so far as permitted by law, vest in and be exercised by the Individual Trustees unless and until a successor co-trustee or separate trustee shall be appointed pursuant to this Section.

Section 4.6                                   Compensation of Individual Trustees and their Professionals.

(a)                                  The Individual Trustees shall be entitled to payment of reasonable compensation for services rendered and expenses incurred in fulfilling their duties pursuant to this Agreement.  The Individual Trustees shall receive compensation in accordance with Schedule B attached hereto.  The Statutory Co-Trustee shall be entitled to receive compensation for its services as set forth in a separate fee agreement between the Statutory Co-Trustee and the Individual Trustees.  The compensation payable for the month in which the Effective Date occurs shall be payable on the first day of the month following the Effective Date, and shall be prorated and calculated for the actual number of days during the month that the Individual Trustees and Statutory Co-Trustee have served.  In all other cases, the fee will be payable on the first business day of the month (being the first day on which banking institutions in the State of New York are not authorized or required by law or regulation to be closed) following the month for which service has been rendered.  The compensation and reimbursement of reasonable expenses of the Individual Trustees and the Statutory Co-Trustee shall be paid out of Trust Assets.  At the time of the first payment to the Individual Trustees hereunder, the Trust shall reimburse the Individual Trustees for all reasonable costs and expenses incurred in preparation to undertake this Trust, including reasonable legal fees for due diligence and review of the Trust Agreement and related documents.

(b)                                 On or before the last day of each month following the month for which compensation is sought, each of the Individual Trustees’ Professionals seeking compensation shall serve a monthly statement on the Individual Trustees.  The Individual Trustees will have fifteen (15) days from the date such statement is received to review the statement and object to such statement by serving an objection setting forth the precise nature of the objection and the amount at issue on the Individual Trustees’ Professional.  At the expiration of the fifteen (15) day period, the Individual Trustees shall promptly pay 100% of the amounts requested, except for the portion of such fees and disbursements to which an objection has been made.  The parties shall attempt to resolve objections, if any, to any monthly statement.  If the parties are unable to reach a consensual resolution of any objection, the Individual Trustees’ Professional who receives an objection to its fees may seek payment of such fees by filing a motion with the District Court and providing notice to the Individual Trustees.  Any Individual Trustees’ Professional who fails to submit a monthly statement shall be ineligible to receive further payment of fees and expenses as provided in this Trust Agreement until the monthly statement is submitted.

(c)                                  In the event that the Trust Assets or Reserves are insufficient to make the payments set forth in this subsection (c), the Lead Class Counsel hereby agrees to pay, and will pay immediately upon the request of the Individual Trustees, the following:

(i)                                     the amount(s) of any deductible or other related expenses in connection with the acquisition, maintenance or renewal of the bonding and insurance coverage described in Section 4.7 of the Trust Agreement;

(ii)                                  all actual out-of-pocket expenses of the Individual Trustees (whether incurred by the Individual Trustees prior to the date of this Trust Agreement or at any time after the Effective Date) in connection with the performance of its duties and obligations under this Trust Agreement, including but not limited to, transportation costs, messenger, telecommunications, duplication and the like; and

(iii)                               the fees and expenses of Latham & Watkins (whether incurred by Latham & Watkins prior to the date of this Trust Agreement or at any time after the Effective Date) as such fees and expenses are incurred; provided, however, that Lead Class Counsel’s obligations hereunder shall be limited to the maximum aggregate amount of $50,000.

(d)                                 Notwithstanding anything contained in Section 3.3 of the Trust Agreement to the contrary, in the event the Trust receives Trust Recoveries, as soon as practicable thereafter, the Individual Trustees shall reimburse the Lead Class Counsel for 100% of the amounts advanced pursuant to subsection (c) above, unless the Individual Trustees and the Lead Class Counsel agree in writing otherwise.

Section 4.7                                   Standard of Care; Exculpation.  The Individual Trustees shall perform the duties and obligations imposed on the Individual Trustees by this Trust Agreement with reasonable diligence and care under the circumstances.  The Individual Trustees shall not be personally liable to the Trust or to any Class Member (or any successor of such entities) except to the extent it is determined by a final order of a court of competent jurisdiction that damages were caused solely by the Individual Trustees’ gross negligence or willful misconduct.  Any act or omission taken with the approval of the District Court shall be conclusively deemed not to constitute gross negligence or willful misconduct.  The Trust shall indemnify, release, defend and hold harmless the Individual Trustees and the Trust’s employees and each of their professionals and representatives from and against any and all claims, causes of action, costs, liabilities, losses, damages and expenses (including reasonable attorney’s fees and expenses) (except to the extent determined by a final order of a court of competent jurisdiction to be due solely to their own respective gross negligence or willful misconduct) to the fullest extent permitted by applicable law.  The Trust shall advance to the Individual Trustees and, in the discretion of the Individual Trustees, may advance to other indemnified persons, any and all legal fees and expenses relating to claims for which indemnification may be available hereunder.  Upon any final determination that the Individual Trustees are not permitted to be indemnified for any expenses so advanced, the Individual Trustees shall reimburse the Trust for all such amounts previously paid.  Except in their capacity as Legal Representatives with respect to the Proceed Assets, the Individual Trustees shall not be deemed successors to the Debtor, and any liability resulting from such successor capacity with respect to the Proceed Assets shall be solely the responsibility of the Debtor.  The Individual Trustees and the Trust shall be authorized, but not required, to obtain (by using cash of the Trust) bonding and insurance coverage with respect to the responsibilities, liabilities, and obligations of the Individual Trustees, the Legal Representatives and the Trust and those entities hired by the Individual Trustees and the Trust to discharge such responsibilities, liabilities and obligations.  The obligations of the Trust under this Section 4.7 to indemnify, release, defend and hold harmless the Individual Trustees and the Trust’s employees and each of their professionals and representatives shall survive the resignation or removal of the Individual Trustees.  Pursuant to the terms of the order of the District Court dated May 31, 2002 appointing Randall G. Kominsky as Foreign Representative of the Debtor’s estate and the Class Claims until the establishment of the Trust, Randall G. Kominsky, for actions in his capacity as Foreign Representative, shall be provided and afforded with the same protections, exculpations and indemnities as are the Trustees, including without limitation the protections provided by this Section 4.7, and such protections shall survive his ceasing to act as the Foreign Representative.

Section 4.8                                   Reliance by Individual Trustees.  The Individual Trustees may rely, and shall be fully protected personally in acting upon any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order or other instrument or document that they have no reason to believe to be other than genuine and to have been signed or presented other than by the proper party or parties or, in the case of facsimile transmissions, to have been sent other than by the proper party or parties, in each case without obligation to satisfy themselves that the same was given in good faith and without responsibility for errors in delivery, transmission or receipt.  In the absence of their gross negligence or willful misconduct, the Individual Trustees may rely as to the truth of statements and correctness of the facts and opinions expressed therein and shall be fully protected personally and not be personally liable in acting thereon.  The Individual Trustees may consult with legal counsel and shall be fully protected in respect of any action taken or not taken or suffered by them in accordance with the opinion of legal counsel, whether delivered in writing or otherwise.  The Individual Trustees may at any time seek instructions from the District Court concerning the acquisition, management or disposition of the Trust Assets.

Section 4.9                                   Action Upon Instructions.  If at any time in performing the Individual Trustees’ duties under this Trust Agreement, the Individual Trustees are required to decide between alternative courses of action, or the Individual Trustees are unsure of the application of any provision of this Trust Agreement or the Plan, then the Individual Trustees may, but shall be under no duty to, take or refrain from taking such action not inconsistent with this Trust Agreement as the Individual Trustees shall deem advisable.  If the Individual Trustees believe that a court order is necessary or advisable to aid the Individual Trustees in fulfilling their duties or protect the interests of Class Members, the Individual Trustees may apply to the District Court for a determination as to the course of action to be taken by the Individual Trustees.

Section 4.10                            Co-Trustees and Separate Trustees.  The provisions of Sections 4.7, 4.8 and 4.9 shall apply to any co-trustee or separate trustee in the same manner as they apply to the Individual Trustees.

Section 4.11                            Investment Obligations.  The Individual Trustees shall invest and reinvest the liquid Trust Assets consistent with the obligations of a trustee under Bankruptcy Code § 345 and only in demand and time deposits, such as short-term certificates of deposit, in banks or other savings institutions or other temporary liquid investments, such as Treasury bills.  The Individual Trustees shall not be liable in any way for any loss or other liability arising from any investment, or the sale or other disposition of any investment, made in accordance with this Section, except for any such loss or liability determined by a final order of a court of competent jurisdiction to be due solely to the Individual Trustees’ gross negligence or willful misconduct.

Section 4.12                            Trust Status Reports.  The Individual Trustees shall submit annual status reports to the District Court.  Unless otherwise ordered by the District Court, each annual status report shall be due on the sixtieth (60th) day following the last day of any calendar year (or the next Business Day if the sixtieth day following the last day of any calendar year is not a Business Day).  In addition, the Individual Trustees shall submit distribution status reports to the District Court within sixty (60) days after each distribution of Trust Assets to the Class Members. The Individual Trustees shall continue to submit such annual status reports and distribution status reports until the Trust Assets have been fully liquidated and distributed to the Class Members or the District Court determines on motion that such reports are no longer necessary.  Each such status report shall contain a summary of all activity by the reporting party during the previous year or such interim period before the distribution of Trust Assets, as applicable, a summary of the professional fees sought and obtained in each such period and a summary of cash receipts and disbursements of the Individual Trustees, a summary of cash receipts and disbursements of the Trust and such other information as the Individual Trustees deem appropriate for inclusion or as reasonably requested by the parties to whom such reports are to be submitted.  The Individual Trustees shall provide the Class Representative, Class Counsel and SoftBrands with a copy of all annual status reports, distribution status reports and such other reports required to be delivered hereunder promptly after they have been submitted to the District Court.  Upon written request to the Trust by any Class Member, the Individual Trustees shall provide such Class Member, at the expense of the Trust, a copy of any annual, distribution or other report submitted to the District Court pursuant to this Section 4.12.

Section 4.13                            Tax Filings and Notices.  The Individual Trustees shall prepare and provide to, or file with, the appropriate authorities such notices, tax returns and other filings, including all federal, state and local tax returns for the Trust, as may be required under the Code, the Plan or the applicable law of other jurisdictions, including, if required under applicable law, notices required to report interest or dividend income.  Without limiting the generality of the foregoing, the Individual Trustees shall file returns for the Trust as a grantor trust pursuant to Section 1.671-4(a) of the Income Tax Regulations.  The Individual Trustees shall, as required by law or when specifically requested by a Class Member in writing, provide such Class Member with such tax information as is necessary for the preparation by such Class Member of its income tax returns.

Section 4.14                            Valuation Of Assets.  As soon as practicable after the Effective Date, but in no event later that the date required by applicable tax laws, the Individual Trustees, in their capacity as Legal Representatives, shall determine the value of the AremisSoft Causes of Action as of the Effective Date for federal income tax purposes.  For this purpose, the Legal Representatives in their discretion may seek a valuation hearing before the District Court and may engage such professionals as they deem necessary or appropriate.  The valuation shall be used consistently by all parties (including the Debtor, the Individual Trustees and the Class Members) for all federal income tax purposes.

Section 4.15                            Timely Performance. The Individual Trustees shall make continuing efforts to prosecute or settle the Trust Claims, make timely distributions, and not unduly prolong the duration of the Trust.

Section 4.16                            Resignation.  Any Individual Trustee or the Statutory Trustee may resign by giving written notice of its resignation to the District Court.  Such Individual Trustee or Statutory Co-Trustee shall continue to serve as trustee for the shorter of (a) 30 days following the tender of the notice of resignation or (b) until the appointment of a successor trustee shall become effective in accordance with Section 4.19 of this Trust Agreement.  The Trust shall remain responsible for the payment of the compensation earned, and reasonable expenses incurred, by such Individual Trustee or Statutory Co-Trustee up to and including the date on which the resignation becomes effective.

Section 4.17                            Removal of Individual Trustees.  Any Individual Trustee may be removed by the District Court for good cause shown on a motion by the Equity Committee (if still in existence), the Lead Class Counsel or by Class Members representing not less than a majority of the beneficial interests in the Trust.  The Trust shall remain responsible for the payment of the Individual Trustee’s compensation earned, and the Individual Trustee’s reasonable expenses incurred, up to and including the date of removal.

Section 4.18                            Legal Representatives.  Under the Plan, the Individual Trustees will be appointed as Legal Representatives of the post-confirmation Debtor, solely with respect to the administration of the Proceed Assets and other ancillary duties assigned under the Plan.  Each Individual Trustees shall be entitled to the protections provided herein for actions undertaken in his capacity as a Legal Representative.

Section 4.19                            Appointment of Successor Individual Trustees.  In the event of the death, resignation, incompetency or removal of one or both of the Individual Trustees, the District Court shall designate a co-trustee or successor trustee(s), as the case may be, upon the recommendation of the Equity Committee, or if the Equity Committee is no longer in existence, upon the recommendation of Lead Class Counsel, which recommendation shall be on 20 days notice to the notice parties and those parties having requested notice in the Class Action Securities Suit.  Such appointment shall specify the date when such appointment shall be effective.  Every co-trustee or successor trustee appointed hereunder shall execute, acknowledge and deliver to the District Court and to the predecessor trustee an instrument accepting the appointment, and thereupon the co-trustee or successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the predecessor trustee.

Section 4.20                            Compliance With Foreign Orders.  The Individual Trustees shall comply with all orders entered by courts in the Isle of Man unless otherwise directed by the District Court, and shall comply with orders entered by courts in such other jurisdictions as the District Court may direct.

Section 4.21                            List of Interest Holders.  The Individual Trustees shall maintain a complete list of Class Members, arranged in alphabetical order, and showing the address of each Class Member and the beneficial interest of each Class Member in the Trust.  Such list shall be open to examination by any Class Member at the offices of the Individual Trustees (or at the offices of a Statutory Co-Trustee) for any purpose germane to the Trust during ordinary business hours upon reasonable notice to the Individual Trustees.

ARTICLE V

Coordination with SoftBrands

Section 5.1                                   Duty to Cooperate.  SoftBrands shall cooperate with the Individual Trustees and Lead Class Counsel in pursuing Trust Claims and shall make available to the Individual Trustees and their designees reasonable access during normal business hours, on reasonable notice, to personnel and books and records of SoftBrands in order to enable the Individual Trustees to perform the Individual Trustees’ tasks under this Trust Agreement and the Plan.  SoftBrands shall not be entitled to compensation or reimbursement (including reimbursement for professional fees) with respect to fulfilling its obligations as set forth in this Section.

Section 5.2                                   Securities Law Disclosures.  At no loss, cost or expense to the Trust, the Individual Trustees shall provide SoftBrands with such information regarding the Trust as SoftBrands may reasonably request from time to time in connection with applicable disclosure requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934.  SoftBrands shall promptly reimburse the Trust for the expenses of the Individual Trustees in complying with such requests.

ARTICLE VI

Retention of Jurisdiction

Pursuant to the Plan and Confirmation Order, the District Court shall retain exclusive jurisdiction to hear and determine all matters arising out of, and related to the Plan, including without limitation:

(a)                                  disputes concerning Trust Claims and any motion to compromise or settle such disputes (if the District Court is determined not to have jurisdiction with respect to the foregoing, or if the Trust chooses to pursue any Trust Claim in another court of competent jurisdiction, the Trust will have authority to bring such action, in any other court of competent jurisdiction);

(b)                                 disputes arising in connection with the interpretation, implementation or enforcement of the Trust, including without limitation, a request to SoftBrands for assistance by the Individual Trustees or a related expenditure;

(c)                                  appropriate motions to replace the Individual Trustees or any Class Counsel; and

(d)                                 requests by the Individual Trustees for instructions hereunder or to amend the Trust under Section 8.10 hereof.

ARTICLE VII

Termination

The Trust will terminate no later than the fifth (5th) anniversary of the Effective Date; provided, however, on or prior to the date six (6) months prior to such termination, the District Court, upon motion by a party in interest, may extend the term of the Trust for a finite period if it is necessary to the liquidating purpose thereof.  Multiple extensions can be obtained so long as District Court approval is obtained at least six (6) months prior to the expiration of each extended term and the Individual Trustees receive an opinion of counsel or a favorable ruling from the IRS that any further extension would not adversely affect the status of the Trust as a grantor trust for federal income tax purposes.  The Individual Trustees shall not unduly prolong the duration of the Trust and shall at all times endeavor to resolve, settle or otherwise dispose of all Trust Claims and to effect the distribution of the Trust Assets in accordance with the terms hereof and terminate the Trust as soon as practicable.  Prior to and upon termination of the Trust, the Trust Assets shall be distributed among the Class Members and SoftBrands in accordance with their respective distribution rights under the Plan, subject to the provisions set forth herein.  If any distributions of the Trust are not duly claimed, such distributions shall be disposed of in accordance with the Plan.

ARTICLE VIII

Miscellaneous

Section 8.1                                   Notices.  All notices, requests or other communications required or permitted to be made in accordance with this Trust Agreement shall be in writing and shall be delivered personally or by facsimile transmission or mailed by first-class mail or by overnight delivery service:

If to the Individual Trustees, at:

Joseph P. La Sala, Esq.
c/o McElroy, Deutsch & Mulvaney, LLP
1300 Mount Kemble Avenue
Morristown, NJ  07962-2075
Facsimile: 973-425-0161

with copies to:

Fulbright & Jaworski L.L.P
666 Fifth Avenue
New York, NY 10103
Facsimile: 212-318-3400
Attention: Hal M. Hirsch, Esq.

and

Fred S. Zeidman
c/o WoodRock & Company
4265 San Felipe, Suite 600
Houston, TX  77027
Facsimile: 713-622-7850

with copies to:

Fulbright & Jaworski L.L.P
666 Fifth Avenue
New York, NY 10103
Facsimile: 212-318-3400
Attention: Hal M. Hirsch, Esq.

If to the Lead Class Counsel, at:

Schiffrin & Barroway LLP
Three Bala Plaza East, Suite 400
Bala Cynwyd, Pennsylvania  19004
Facsimile: 610-667-7056
Attention: Richard S. Schiffrin, Esq.
Attention: Stuart L. Berman, Esq.

If to the Debtor or SoftBrands, at:

SoftBrands, Inc.
Two Meridian Crossings Suite 800
Minneapolis, MN 55426
Facsimile: 612-851-1584

Attention:                      David Latzke

Senior Vice President and Chief Financial Officer

with a copy to:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
Facsimile: 212-450-3800
Attention:  Stephen H. Case, Esq.
Attention:  Kurt M. Hoffman, Esq.

and

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Facsimile: 612-340-2643
Attention:  John C. Thomas , Esq.
Attention: Chris Lenhart, Esq.

Notices sent out by facsimile transmission shall be deemed delivered when actually received; notices sent by first-class mail shall be deemed delivered three business days after mailing; and notices sent by overnight delivery service shall be deemed delivered the next business day after mailing.

Section 8.2                                   Effectiveness.  This Trust Agreement shall become effective on the Effective Date.

Section 8.3                                   Intention of Parties to Establish Trust.  This Trust Agreement is intended to create a statutory trust under the Delaware Statutory Trust Act, and this Trust Agreement and the

Trust created hereunder shall be governed and construed in all respects as such. Upon the filing of the Conversion Documents and the completion of the Conversion, this Trust Agreement shall continue in full force and effect and shall constitute the governing instrument (as defined in the Delaware Statutory Trust Act) of the Trust, and the Trust shall thereafter constitute a Delaware statutory trust and shall be subject to the provisions of the Delaware Statutory Trust Act.

Section 8.4                                   Investment Company Act.  The Trust is organized as a liquidating entity in the process of liquidation, and therefore should not be considered, and the Trust does not and will not hold itself out as, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act.

Section 8.5                                   Taxation.  For United States federal income tax purposes, it is intended that the Trust be classified as a liquidating trust under §301.7701-4(d) of the Procedure and Administration Regulations and as a grantor trust subject to the provisions of Subchapter J, Subpart E of the Code that is owned by the Class Members as grantors.  Accordingly, the parties hereto intend that, for United States Federal income tax purposes, each of the Class Members shall be treated as if it had received a distribution of an undivided interest in the Trust Assets transferred from the Debtor’s bankruptcy estate (encumbered by the SoftBrands Obligation) and then contributed such undivided interest to the Trust.  Any payments to SoftBrands pursuant to the terms hereof in satisfaction of the SoftBrands Obligations shall be deemed an expense of the Trust and shall reduce the income or gain required to be recognized by the Class Members with respect to Trust Recoveries.

Section 8.6                                   Counterparts.  This Trust Agreement may be executed in one or more counterparts (by facsimile or otherwise), each of which shall be deemed an original but which together shall constitute but one and the same instrument.

Section 8.7                                   Governing Law.  This Trust Agreement shall be governed by, construed under and interpreted in accordance with the laws of the State of Delaware.  With the exception of the procedures set forth in Sections 4.17 and 4.19 hereof relating to the removal and appointment of an Individual Trustee, nothing contained in this Trust Agreement shall be deemed to deprive any Class Member of any rights it may have as a beneficiary of a statutory trust under the Delaware Statutory Trust Act.

Section 8.8                                   Headings.  Sections, subheadings and other headings used in this Trust Agreement are for convenience only and shall not affect the construction of this Trust Agreement.

Section 8.9                                   Severability.  Any provision of this Trust Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions of this Trust Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable any such provision in any other jurisdiction.

Section 8.10                            Amendments.  This Trust Agreement may be amended from time to time by unanimous action of the Individual Trustees, subject to the approval of the District Court.

Section 8.11                            Successors.  This Trust Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.12                            No Suits by Class Members.  No Class Member shall have any right to institute any action or proceeding in law or in equity against anyone other than the Individual Trustees on or under or with respect to the Trust Assets by virtue of any provision of this Trust Agreement, and any action against the Individual Trustees may be commenced only in the District Court.

Section 8.13                            Irrevocability.  The Trust is irrevocable, but is subject to amendment as provided for herein.

Section 8.14                            Trust Continuance.  The death, dissolution, resignation, incompetency or removal of one or both Individual Trustees shall not operate to terminate the Trust created by this Trust Agreement or to revoke any existing agency created under the terms of this Trust Agreement or invalidate any action theretofore taken by the Individual Trustees.  In the event of the resignation or removal of one or both Individual Trustees, such Individual Trustee shall promptly (a) execute and deliver such documents, instruments and other writings as may be requested by the District Court or reasonably requested by successor Individual Trustee to effect the termination of the Individual Trustees’ capacity under this Trust Agreement and the conveyance of the Trust Assets then held by such Individual Trustee to the successor Individual Trustee, (b) deliver to the District Court or the successor Individual Trustee all documents, instruments, records and other writings related to the Trust as may be in the possession of such Individual Trustee and (c) otherwise assist and cooperate in effecting the assumption of his obligations and functions by such successor Individual Trustee.

Section 8.15                            Enforcement and Administration.  The District Court shall enforce and administer the provisions of this Trust Agreement as set forth in the Plan.

Section 8.16                            No Execution.  All funds in the Trust shall be deemed in custodia legis until such time as they have been distributed, and except by order of the District Court no person or entity may levy upon, garnish or attach the Trust Assets in any manner to compel payment from the Trust.

IN WITNESS WHEREOF, the parties hereto have executed this Trust Agreement or caused this Trust Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

AREMISSOFT CORPORATION

	By:	/s/ David G. Latzke
Name: David G. Latzke
Title: EVP & CFO

LEAD CLASS COUNSEL
Schiffrin & Barroway LLP

	By:	/s/ Authorized Signer
Name:

Accepted and Agreed as of the date hereof:

INDIVIDUAL TRUSTEE:

/s/ Joseph P. LaSala
Joseph P. La Sala

INDIVIDUAL TRUSTEE:

/s/ Fred S. Zeidman
Fred S. Zeidman

STATUTORY CO-TRUSTEE:
WELLS FARGO DELAWARE TRUST COMPANY
not in its individual capacity but solely as the Statutory Co-Trustee

By:	/s/ Authorized Signer
Name:
Title:

SOFTBRANDS, INC. (for purposes of Sections 5.1 and 5.2 only)

By:	/s/ David G. Latzke
Name: David G. Latzke
Title: SVP & CFO

Schedule A

FEES IN CLASS ACTION SECURITIES SUIT

Class Counsel have agreed to seek no more than, and the Individual Trustees, SoftBrands and the Equity Committee each have agreed to support, the following fees in the Class Action Securities Suit and with respect to the AremisSoft Causes of Action:

•                                          One third (33-1/3%) of the SoftBrands Common Stock distributed by the Debtor to Class 3 Stockholders, which shall be distributed in accordance with the Plan;

•                                          Twenty percent (20%) of any amounts recovered as a result of litigation or negotiated settlement from funds currently frozen in the Isle of Man; and

•                                          Thirty percent (30%) of all other amounts recovered, including, without limitation, amounts recovered from insurance carriers, professional firms, investment banks or other persons or entities as a result of litigation or negotiated settlements whether inside or outside the United States.

The fees listed above shall be inclusive of all expenses incurred by Class Counsel, and Class Counsel shall request no additional fees or expenses, including without limitation, fees or expenses for local counsel or other professionals or experts engaged by Class Counsel.  Notwithstanding the foregoing, the following shall be paid by the Trust and shall not be included in or deducted from the fees due to Class Counsel: (i) expenses incurred by the Individual Trustees and not directly related to prosecution of the Trust Claims (e.g., fees and expenses of the Individual Trustees and of professionals engaged by the Individual Trustees either generally or from time to time other than for the prosecution of the Class Action Securities Suit or the AremisSoft Causes of Action), (ii) the actual out-of-pocket expenses of Class Counsel incurred prior to the Effective Date, up to a maximum of $250,000 and (iii) the reasonable fees and expenses of The Garden City Group, Inc., estimated at approximately $300,000.

Schedule B

TRUSTEE FEES

Each of the Individual Trustees shall receive the following fees:

•                                          $7,500 per month, payable monthly in arrears; and

•                                          One half of one percent (0.5%) of all Trust Recoveries, payable upon recovery and before giving effect to any Reserves.

No further approval of the District Court shall be required for the payment of Trustee fees set forth in this Agreement.